Exhibit (a)(1)(J)

[Letterhead of Fidelity Management Trust Company]

IMMEDIATE ATTENTION REQUIRED

March 6, 2012

Re: The WebMD 401(k) Savings Plan

Dear Participant:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the WebMD 401(k) Savings Plan (formerly known as the HLTH 401(k) Savings and Employee Stock Ownership Plan) (the “Plan”), all or a portion of your individual account is invested in the WebMD Stock Fund (the “WebMD Stock Fund”). The tender offer materials describe an offer by WebMD Health Corp. (“WebMD”) to purchase up to $150,000,000 of its common shares, par value $0.01 per share (the “Shares”), at a purchase price of either $26.00 or $24.50 per Share (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares related to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 5:00 p.m., New York City Time, on Wednesday, March 28, 2012, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be four business days prior to the expiration date of the Offer. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered.

The remainder of this letter summarizes the transaction, your rights under the Plan (including notice of a blackout period) and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated March 6, 2012 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

WebMD has made an Offer to purchase up to $150,000,000 of its Shares from its shareholders at a price of either $26.00 or $24.50 per Share, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. WebMD will select the lowest purchase price ($26.00 or $24.50) that will allow it to purchase up to $150,000,000 of its Shares. Subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, if the total value of Shares tendered is less than or equal to $150,000,000, WebMD will purchase all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of WebMD’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of February 29, 2012, the Plan held approximately 65,711 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Fidelity tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Shares to WebMD for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration,” based on the prevailing or closing market price of the Shares on NASDAQ Global Select Market, on or about the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to WebMD at certain prices within the offered range. Fidelity will tender or not tender Shares as follows:

•

If the prevailing market price is greater than the maximum tender price offered by WebMD ($26.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•

If the prevailing market price is lower than the price at which you direct Shares be tendered, Fidelity will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•

If you direct Shares to be tendered at $24.50, and the prevailing market price is greater than $24.50 but less than $26.00, Fidelity will follow your direction regarding the percentage of Shares to be tendered, but will increase the price election to $26.00.

Unless otherwise required by applicable law, Fidelity will not tender Shares attributable to participant accounts for which it has not received a completed Direction Form, or for which it has received a direction not to tender pursuant to the Direction Form. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares or at what price to direct the tender. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor their affiliates or agents will make your individual instructions or Direction Form available to WebMD.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which should be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of February 29, 2012. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of March 29, 2012, or as of a later date if the Offer is extended.

If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX (if more than one box is checked, you will be deemed to have not tendered):

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

•

CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (between 1% and 100% in whole numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope P.O. Box 9131, Hingham, MA 02043-9131 not later than 5:00 P.M., New York City Time, on Wednesday, March 28, 2012, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be four business days prior to the expiration date of the Offer. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Direction Forms will not be accepted via facsimile.

Your direction pursuant to your Direction Form will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City Time, on Wednesday, March 28, 2012, unless the Offer is extended by WebMD. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5097. Upon receipt of a new, completed and signed Direction Form, your previous direction under your previously submitted Direction Form will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the Direction Form to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

Subject to the satisfaction of the conditions described in the Offer to Purchase, WebMD will purchase up to $150,000,000 of Shares that are properly tendered through the Offer. If the total value of Shares tendered exceeds $150,000,000, the Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

Please note that neither the odd lot nor the conditional tender of Shares described in the Offer to Purchase will apply to participants in the Plan.

EFFECT OF TENDER ON YOUR ACCOUNT

If you direct Fidelity pursuant to your Direction Form to tender some or all of the Shares attributable to your Plan account, as of 4:00 p.m., New York City Time, on Thursday, March 29, 2012, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. We currently anticipate that this freeze on transactions will last until approximately April 13, 2012. This freeze on transactions will apply to ALL Shares attributable to your Plan account, even if you elect to tender less than 100% of the Shares attributable to your Plan account. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund.) In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Fidelity at (800) 835-5097 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

If you directed Fidelity pursuant to your Direction Form NOT to tender any of the Shares attributable to your account or you did not return your Direction Form in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by WebMD, WebMD will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN

Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Freedom Income Fund as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5097 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom Income Fund invested in other investment options offered under the Plan. The proceeds you receive from the tender will remain in that fund until such time as you direct otherwise in accordance with Plan rules.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

TAX CONSEQUENCES

While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated the information agent of the Offer, toll free at (888) 750-5834.

Sincerely,

Fidelity Management Trust Company

FIDELITY INVESTMENTS

P.O. BOX 9112

FARMINGDALE, NY 11735

DIRECTION FORM

THE WEBMD HEALTH CORP. TENDER OFFER

WEBMD 401(K) SAVINGS PLAN

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE

ACCOMPANYING OFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, MARCH 28, 2012, UNLESS THE OFFER IS EXTENDED, THE WEBMD 401(K) SAVING PLAN SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the WebMD 401(k) Savings Plan as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity tender offer tabulator in a timely manner, will supercede any previous Direction Form.

Date

Please Print Name

Signature

Please fold and detach card at perforation before mailing

As of February 29, 2012, the number of WebMD shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by WebMD, dated March 6, 2012, I hereby instruct Fidelity to tender The WebMD 401(k) Savings Plan shares attributable to my account under the Plan as of March 29, 2012, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐	1. Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.

☐	2. Please TENDER shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided.

    A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price.

FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Trustee NOT to tender the remaining percentage.)

% at $24.50	% at $26.00